Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PJT Partners Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Other	16,000,000	$66.96	$1,071,360,000	0.00011020	$118,064

Total Offering Amounts					$1,071,360,000		$118,064

Total Fee Offsets							—

Net Fee Due							$118,064

(1)

Covers common stock, par value $0.01 per share, of PJT Partners Inc. (“Common Stock”) under Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)

Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $66.96 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the New York Stock Exchange on June 1, 2023.